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                                 EXHIBIT 5.1
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                     [Letterhead of Thompson Coburn LLP]

Peabody Energy Corporation
701 Market Street
St. Louis, Missouri  63101-1826

Re:      Peabody Energy Corporation Deferred Compensation Plan

Ladies and Gentlemen:

         With reference to the Registration Statement on Form S-8 (the "Registration Statement") being filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, on December 13, 2001, by Peabody Energy Corporation, a Delaware corporation (the "Company"), with respect to registering 100,000 stock units equivalent to shares of the Company's common stock, $.01 par value (the "Units"), to be credited to a participant's deferral account pursuant to the Peabody Energy Corporation Deferred Compensation Plan (the "Plan"), we have examined such corporate records of the Company, such laws and such other information as we have deemed relevant, including the Company's Third Amended and Restated Certificate of Incorporation, By-Laws, and resolutions adopted by the Board of Directors of Peabody Energy Corporation relating to the Plan and offering of the Units, the written documents constituting the Plan, certificates received from state officials and statements we have received from officers and representatives of the Company. In delivering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, the authenticity of originals of all such latter documents, and the correctness of statements submitted to us by officers and representatives of the Company.

Based solely on the foregoing, we are of the opinion that:

1. The Company is duly incorporated and is validly existing under the laws of the State of Delaware;

2. The Plan and the Units to be credited to participants' deferral accounts by the Company have been duly authorized by the Company and, when credited to participants' deferral accounts by the Company in accordance with the Plan, the Units will be duly and validly issued and will represent the binding obligation of the Company, enforceable in accordance with the terms and conditions of the Plan, except as enforcement thereof may be limited by bankruptcy, garnishment or other creditors' rights; and

3. The Plan is intended to qualify as an unfunded plan maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management and highly compensated employees of the Company. Assuming such qualification, the Plan is exempt from the participation and vesting, funding and fiduciary responsibility requirements of the Employee Retirement Income Security Act of 1974, as amended, and the provisions of the Plan have been drafted to comply with this exemption.

         We consent to the filing of this opinion as an exhibit to the Registration Statement. We further consent to the filing of copies of this opinion with agencies of such states and other jurisdictions as you deem necessary in the course of complying with the laws of the states and jurisdictions regarding the issuance of the Units in accordance with the Plan.

                                     Very truly yours,

                                     /s/ Thompson Coburn LLP